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                     M 0 R T G A G E  C 0 R P 0 R A T I 0 N





           Management's Assertion on Compliance with Minimum Servicing
                           Standards Set Forth in the
             UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS


                              Report of Management

We,  as  members  of  management  of  Transworld   Mortgage   Corporation   (the
"Corporation"), are responsible for complying with the minimum servicing standards as set forth in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS (USAP). We are also responsible for establishing and maintaining effective internal control over compliance with these standards. We have performed an evaluation of the Corporation's compliance with the minimum servicing standards as set forth in the USAP as of December 31, 1995, and for the period then ended. Based on this evaluation, we assert that during the year ended December 31, 1995, the Corporation complied with the minimum servicing standards set forth in the USAP.



                             /s/Linda J. Shelton
                             Linda J. Shelton, Vice President of Quality Control

                                                                   March 1, 1996



      13111 NORTHWEST FREEWAY  HOUSTON, TEXAS  77040-6311  (713)895-6600
                   P.O. BOX 1529  HOUSTON, TEXAS  77210-1529